Exhibit 99.1

NRG Energy, Inc. Announces the Repurchase of

100% of its Outstanding Convertible Perpetual Preferred Stock

PRINCETON, NJ — Jun. 13, 2016 — NRG Energy, Inc. (NYSE:NRG) announced today that it has completed the repurchase from Credit Suisse First Boston of 100% of the outstanding shares of its $344.5 million 2.822% preferred stock at a price of $225.9 million by using cash on hand. The preferred stock was originally issued in August of 2005, at 3.625% preferred coupon.

Mauricio Gutierrez, President and Chief Executive Officer commented, “This successful repurchase at a significant discount will generate approximately $10 million in annual dividend savings and shows continued advancement of reducing costs and executing on our liability management strategy.”

About NRG

NRG is the leading integrated power company in the U.S., built on the strength of the nation’s largest and most diverse competitive electric generation portfolio and leading retail electricity platform. A Fortune 200 company, NRG creates value through best in class operations, reliable and efficient electric generation, and a retail platform serving residential and commercial businesses. Working with electricity customers, large and small, we continually innovate, embrace and implement sustainable solutions for producing and managing energy. We aim to be pioneers in developing smarter energy choices and delivering exceptional service as our retail electricity providers serve almost 3 million residential and commercial customers throughout the country.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

Source: NRG Energy, Inc.

NRG Energy, Inc.

Media:

Karen Cleeve, 609-524-4608

Marijke Shugrue, 609-524-5262

or

Investors:

Kevin Cole, 609-524-4526

Lindsey Puchyr, 609-524-4527